Exhibit 99.1

10990 Roe Avenue

Overland Park, KS 66211

Phone 913 696 6100 Fax 913 696 6116

News Release

February 7, 2007

YRC Worldwide CEO Establishes 10b5-1 Trading Plan

OVERLAND PARK, KAN. — YRC Worldwide Inc. (NASDAQ: YRCW) today announced that Bill Zollars, Chairman, President and CEO of YRC Worldwide, has adopted a stock trading plan (“the plan”) in accordance with Rule 10b5-1 of the Securities Act of 1934. Mr. Zollars’ plan is a component of his overall tax and financial planning strategy that is designed to provide enhanced diversification and liquidity.

Rule 10b5-1 enables corporate officers and directors to establish stock trading plans for the orderly sale of predetermined amounts of securities. Such plans may be initiated only when the officers and directors are not in possession of material, non-public information. The rule allows individuals adopting such plans to sell shares over a specified amount of time, at specific prices in the future, even if subsequent material, non-public information becomes available to them.

Under the provisions of Mr. Zollars’ plan, up to 100,000 stock options he currently holds may be exercised and sold. Mr. Zollars’ beneficial ownership of 213,073 shares of YRC Worldwide common stock is unaffected. Any transactions executed under the provisions of the plan, which is effective for approximately five months, will be reported through Form 4 filings with the Securities and Exchange Commission.

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YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including Yellow Transportation, Roadway, Reimer Express, Meridian IQ, USF Holland, USF Reddaway, USF Glen Moore and New Penn Motor Express. The enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, YRC Worldwide employs approximately 66,000 people.

Investor Contact:	Todd M. Hacker	Media Contact:	Suzanne Dawson
	YRC Worldwide Inc.		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	todd.hacker@yrcw.com		sdawson@lakpr.com

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